Exhibit 99.2




              BOARD OF CLAIMS RULES AGAINST MAXICARE



LOS ANGELES, APRIL 1, 1997----  MAXICARE HEALTH PLANS, INC. (NASDAQ
- NMS:MAXI) announced today that the Company received on March 31, 1997 a ruling from the Commonwealth of Pennsylvania Board of Claims. The Board of Claims ruled that the Company is not entitled to any recovery on its claim against the Pennsylvania Department of Public Welfare ("DPW") for in excess of $24 million plus accrued interest, in connection with the operation of a Medicaid managed care program from 1986 through 1989. The Company is reviewing the Board of Claims' findings and order and is evaluating its options, including the effect of the order on the Company's recorded estimate of amounts due the Company from the DPW.

Maxicare  is  a  managed  health  care  company  with  health plans
operating  in  California,   Indiana,  Illinois,  Louisiana,  North
Carolina, South Carolina and Wisconsin.






















                              4 of 4